OTCQB: CAPC
Capstone Companies, Inc.
First Quarter 2013 Financial Results
Teleconference and Webcast
May 15, 2013

Operator:  Greetings and welcome to the Capstone Companies, Inc. First Quarter 2013 Financial Results Conference Call.  At this time, all participants are in a listen-only mode.  A brief question-and-answer session will follow the formal presentation.  If anyone should require Operator assistance during the conference, please press star, zero on your telephone keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Craig Mychajluk, Investor Relations for Capstone Companies, Inc.  Thank you, sir.  You may begin.

Craig Mychajluk:  Thank you, Christine.  Good morning, everyone.  We appreciate your time and interest in Capstone Companies.  On the call today is Stewart Wallach, Capstone’s President and Chief Executive Officer; and Gerry McClinton, Chief Financial Officer and Chief Operating Officer.  They will discuss the first quarter results, as well as give us their outlook.  This call will conclude with a question-and-answer session.  If you do not have the release that was distributed after market yesterday, it is available on the Company’s website at CapstoneCompaniesInc.com.

As you are aware, we may make some forward-looking statements during the formal presentation and the question-and-answer portion of this teleconference.  These statements apply to future events which are subject to risks and uncertainties, as well as other factors that could cause the actual results to differ materially from where we are today.  These factors are outlined in the earnings release, as well as in documents filed by the Company with the Securities and Exchange Commission, which can be found at our website or at SEC.gov.

So with that, let me turn the call over to Stewart.

Stewart Wallach:  Thank you, Craig.  Good morning.  We appreciate your time today.  Since our last call was only six weeks ago, from a strategic perspective, not much has changed.  However, for the benefit of anyone new on the call, I would like to provide a brief summary of our strategy.  Our three strategic imperatives are to (1) deepen our market penetration for our power lighting products, (2) expand our product portfolio and (3) capitalize on our expertise in innovative and rapid product development, contract manufacturing, management overseas, and product import and logistics know-how.

In 2012, we established our domestic distribution system.  This enabled us to secure vendor numbers with major accounts that include Office Depot, Home Depot and Wal-Mart.  We also expanded our relationship with Target by moving from a seasonal promotional display to an on-shelf planogram.  In the 2013 first quarter, we’re now seeing the tangible benefits of having employed this strategy.  In a few moments, Gerry will review our financial results, many of which relate to this particular initiative.

During the third quarter of 2012, we initiated a rebranding of our products to create a more cohesive, consumer-friendly look and develop a destination display for store shelves.  Overall, the branding program represents a significant commitment to the organization, and I’m pleased to say that this initiative is already paying off.

The power and safety category is growing and we are helping to drive the concept with our power failure lighting solutions.

During our last call, I indicated we completed the extensive review required by QVC in 2012.  Our product offering has since been accepted by QVC and we anticipate being included on the show schedule before the end of the summer.

Our second strategic imperative to build our product portfolio has been accelerated with the strengthening of our relationship with AC Kinetics.  We’re very excited about this.  AC Kinetics is focused on advanced product development, initially focusing on advanced power failure solutions.  The AC Kinetics team of scientists and engineer MIT PhD’s have invented and commercialized electro-mechanical breakthroughs for more than 30 years.  Their technology is on millions of machines world-wide, ranging from space satellites to computer disc drives.  We believe this advanced level of product development will be key to maintaining our innovation edge and will also open and introduce our companies to opportunities we have not yet considered.  Our first joint project, referred to internally as project S1000, is nearing completion and is planned for market introduction in Q3, following all patent applications being filed and product field testing being completed.

Internally, product enhancements and modifications will continue to be handled in-house.  By separating these functions, we are able to remain focused on maintaining a competitive product line today, while preparing for the next evolution of product for our markets.  We anticipate this approach will provide us with a significant edge in the marketplace today and tomorrow.  Toward that end, we also made an investment into AC Kinetics, with funding extended through company directors.

As to our third growth initiative, we believe we have the capabilities and infrastructure in place to expand now.  We have expertise in (1) design and engineering of innovative consumer products, which is now further enhanced through the AC Kinetics relationship, (2) ability to rapidly develop processes and material sources for manufacturing, (3) establishing a low cost manufacturing in China, (4) managing extensive quality control procedures required today, and (5) overseeing the logistics of importing millions of products from halfway around the world.  We established Capstone International specifically to exploit these capabilities.

As discussed in our Q1 webcast, we expanded and strengthened management in China to develop new sources of revenue.  Larry Sloven, a long time director of Capstone Companies, will be relocating back to China, where he lived and worked for more than 20 years, to help drive our expanded initiative with Capstone International.  Larry brings extensive international experience to the Company, and although he will not be relocated until late summer, the Capstone International sales and marketing efforts are well underway.  In fact, through his efforts, I’m pleased to announce that Capstone has been appointed as exclusive manufacturing and distribution arm for a company holding the FIFA World Cup Soccer license for analog watches.  We can now exploit opportunities such as this without negatively affecting our focus on power failure solutions.  Larry’s experience in sourcing and product development in the areas of sporting goods, electronics, and housewares will be leveraged to increase top line revenues at a much quicker pace.  We expect to see revenues impacted as early as Q3 through his efforts.

With that, let me turn the call over to Gerry to review the financial information.  Gerry?

Gerry McClinton:  Okay, thank you Stewart and good morning, everyone.  Our financial results for the first quarter of 2013 showed significant revenue improvement over 2012.  Our gross profit increased over March 2012 and the gross margin percent of sales showed substantial improvement over the year end 2012 gross margin percent.

In the quarter, we also invested approximately $140,000 of added expenses when compared with the same period in 2012.  These expenses are for various initiatives to improve revenue growth for the future.  I’ll provide some detail on the results to better explain what drove our results.

Net revenue for the three months ended March 31, 2013 and 2012 were approximately $660,000 and $339,000 respectively.  That’s an increase of $321,000, or 94.8%, over same period last year.  To explain that a little bit, in 2012, the Company made the strategic decision to expand distribution so that products could be offered from our Los Angeles warehouse for U.S. domestic shipments to such noted retailers as Home Depot, Target, Office Depot, True Value and Wal-Mart for non-promotional periods.

When we reviewed our year-end results, we discussed and analyzed that strategy and the financial implications as they pertain to 2012 revenue.  In 2012, while the short term impact was adverse, that was anticipated.  Conversely in the first quarter of 2013, we are now seeing the positive results of a domestic strategy, as our revenue has almost doubled since last year.

Cost of sales for the quarters ended March 31, 2013 and 2012 were approximately $466,000 and $231,000 respectively.  Cost of sales as a percentage of revenue was 70.6% and 68.1% for the first quarter 2013 and 2012 respectively.  The slight increase was due to the product mix shipped in the quarter, and this will vary from quarter to quarter, depending on what items will be going out.  However, when compared sequentially, our cost of sales improved measurably over the fourth quarter 2012, which was 81.6%.

Gross profit for the three months ended March 31, 2013 and 2012 was approximately $193,800 and $107,900 respectively.  That’s an increase of $85,900, or 79.6%, compared with the same quarter in 2012.  As a percentage of net sales for the first three months, our gross margin was 29.4% compared with 31.9% for the same quarter of 2012.  However, the margin was 11 percentage points above the fourth quarter 2012 and 8 percentage points higher than the 21.4% achieved in the year 2012, so that’s a significant improvement.

Total operating expenses for the three months ended March 31, 2013 and 2012 were approximately $506,100 and $424,100 respectively, an increase of $82,000, or 19.3%, over the previous year.  However, in the quarter, approximately $104,000 of the operating expense increase was related to new initiatives as we continue to invest in sales marketing, professional fees and general administration.

Now, I’m going to drill down a little bit into each one of these categories to give you a better explanation of what that was.

Sales and marketing for the three months ended March 31, 2013 and 2012 was $57,300 and $49,200 respectively, an increase of $8,100 or 16.4%.  As most of the revenue generated this quarter was the result of domestic program shipments, both freight and warehouse handling costs were $17,700 higher than last year, but that’s consistent with the higher sales volume from the domestic program.  We also incurred marketing expenses for a new product that will be launched through our international team in the next few months, but we haven’t generated any revenue yet from that program.

Professional fees for the three months ended March 31, 2013 and 2012 were $91,700 and $47,300 respectively.  That’s an increase of $44,400 or 93.8%.  We expensed approximately $40,000 in the quarter for rebranding our product, website development, and redesign of the Capstone tradeshow booth that was used at the hardware show just last week.  We also incurred approximately $36,000 in consulting fees related to the development of Capstone International in Hong Kong.

Other general administration for the three months ended March 31, 2013 and 2012 were $103,400 and $80,400 respectively, an increase of $23,000 or 28.6%.  In that category, travelling and lodging expenses were higher in the quarter compared with last year, due to Stewart and myself visiting our factories in China and an increased number of sales trips.  Equipment depreciation was also higher because the new product molds, used in production, are now being depreciated.

Net operating loss for the three months ended March 31, 2013 and 2012 were $312,300 and $316,200 respectively.

Interest expenses for the three months ended March 31, 2013 increased to $73,700 from $31,900 in the prior year.  That’s an increase of $41,800.  Approximately $23,700 of the increase was due to higher accounts receivable balances, because of seasonality, and the higher related borrowings on our Sterling bank loan that was not paid down until later in the quarter, so we obviously paid a higher interest period.  Directors further invested new loans for Company investments in tooling and product development.  Those loans have about $18,100 of additional interest accrued in the quarter.

For the three months ending March 31, 2013, the Company had a net loss of approximately $386,000 compared to a net loss of $348,000 in 2012.

In summary, net revenue increased over last year and the gross margins for the quarter are higher than the year end 2012; however, the net loss also increased over the same period last year, because of higher operating expenses and interest charges associated with expansion plans and financing increased revenue streams.

I’d like to talk a little bit about cash flows from activities.  For the quarter ended March 31, 2013, the Company provided $889,300 net cash compared with $455,200 in the same period of 2012.  Most of that cash was generated as a result of collecting strong fourth quarter sales and nearly $2 million of accounts receivable collection.

Regarding investing activities for the quarter, the Company invested $506,500 compared with $2,400 in March 2012.  Cash used in investing activities is primarily for capital expenditures to expand design and production capacity.  During the quarter, the Company directors loaned the Company $500,000 to invest in AC Kinetics, a technology based company that will enable the Company to develop innovative products.  AC Kinetics’ team of scientists is working on new power failure technologies, as well as other unique high-tech consumer products, for Capstone to market.  Our expectation for 2013 is that we will invest up to $200,000 in new equipment and molds, as well.

Regarding financing activities, as of March 31, 2013, the Company was in compliance with all of the covenants pursuant to existing credit facilities.  The Company’s cash needs for working capital, debt service and capital equipment during 2013 are expected to be met by cash flows from operations and cash balances, the existing bank loan facility and, if necessary, additional loans payable from established sources.

I will just summarize by saying, in order to facilitate company growth and investments of new product development and inventories, on April 1, 2012, the Company obtained a Working Capital Revolving Line of Credit for up to $1 million from Postal Capital Funding, LLC, owned by Jeffrey Postal, a Director, and myself, a director and senior officer of the Company.

So with that, Stewart, I’ll turn it back to you.

Stewart Wallach:  Thanks, Gerry, for the detailed breakdown.  Power failure lighting solutions, such as the Eco-i-Lite power failure product line, are becoming more and more widely accepted.  This was extremely evident at the most recent national hardware show.  We not only saw a response to the new products, but we also rolled out a branding initiative and the response was sensational.

What is of particular interest and a very positive development is that the national hardware show added an EMERGENCY PREPAREDNESS AND DISASTER RELIEF category at the show.  This is the first time this has ever taken place.

This year, our booth visitations were the highest level we’ve ever experienced in five years.  Booth visitors included top management from nearly every major chain.  We were a destination.  People were setting appointments and coming to see us.  They continually commented on our rebranding initiative and, during our one-on-one conversations, it was apparent the interest in security lighting solutions and our power failure solutions was very strong.

We have just received a significant Eco-i-Lite order from a Latin American distributor.  Now, although the Latin American economy has remained somewhat soft over the past couple years, this order signifies a regional resurgence and represents a significant step towards making the Eco-i-Lite a mainstream household product in Latin America.  Other related businesses are seeing the value in our product, as well, and internationally, we are beginning to make some substantial inroads.

The timing for our new branding could not have been better, as our logo represents a beacon reflecting security lighting, our technological advancements and the synergies which exist between our lighting and security solutions.  I will point out that, in addition to the packaging rebranding, I mentioned in the Q1 webcast that our corporate website would also be reworked and up the beginning of May.  I apologize for the delay.  We’re running about three to four weeks behind, but I assure you, when you revisit our corporate website, CapstoneCompaniesInc.com, at the end of this month, you’re going to be pleasantly surprised.  It’s a world-class website, focused on the investment community, easy to navigate and more adequately representative of the Company that we are today.

With that, I’d like to open up for some questions.

Operator:  Thank you.  We will now be conducting a question-and-answer session.  If you are with us on the phone lines and would like to ask a question, please press star, one on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press star, two if you would like to remove your question from the queue.  For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys.  One moment please, while we poll for questions.

Once again, ladies and gentlemen, if you are with us on the phone lines and would like to ask a question, press star, one on your telephone keypad at this time.

It appears we have no phone questions at this time.

Stewart Wallach:  Craig, we’ve received a number of questions via email to Aimee’s desktop.  Why don’t we go ahead and address some of those and then, if someone calls in, we can revisit that.  Aimee, why don’t you go ahead?

Aimee:  Okay.  You mentioned in your most recent webcast that you would be expanding on your capabilities to source and sell on a direct ship basis for products outside of the lighting business.  Can you expand upon this and what you expect from the Capstone International management team?

Stewart Wallach:  I’ll go ahead and field the answer.

Gerry McClinton:  Okay.

Stewart Wallach:  That’s correct and developments are already underway.  The first example of that, which I mentioned earlier, would be that Capstone is the exclusive manufacturing distribution arm for the manufacturing supply of analog brand watches for a FIFA World Cup licensee.  We should start to realize revenue from this program in early Q3.

In addition to the revenue stream, and programs such as this, Capstone International will also be exposed to markets that we do not currently serve throughout the world, and Larry’s team will be addressing those as they present themselves.

Aimee:  Okay, it looks like we do have another one.  We know that it isn’t the policy of management to give guidance; however, can you shed some light relative to last year’s sales and this year’s booking activity?

Stewart Wallach:  Gerry?

Gerry McClinton:  Sure, I’ll take a shot at this one.  Look, we don’t give guidance as a policy.  We’ve discussed this many times before, because the market is so dynamic and subject to changes.  However, I can share with you that, at this current time, our combined bookings and sales are approximately 85% of last year’s total annual sales.  That’s where we’re sitting right now with a lot of other stuff pending.  Okay?  It’s a strong indicator.

Stewart Wallach:  Yes.

Aimee:  Okay, it looks like this question is in reference to Capstone International.  When do you feel the Capstone International team will be fully in place?

Stewart Wallach:  As I mentioned earlier, by the end of the summer.  We’re targeting July for Larry to be relocated and have his team up and running.  However, as I also mentioned, the sales effort is currently underway.  Additionally, we have individuals on the ground, hired by Larry, that are already involved in quality control and sourcing initiatives.  So, the new team is operational.  The only individual that’s not relocated at this point is Larry.

Aimee:  Okay, it looks like we have a few more.  You’ve placed a great deal of emphasis on your rebranding strategy and initiative.  Can you give us an update on where we stand with these initiatives?

Stewart Wallach:  With respect to the packaging and imaging aspect of the rebranding, it was launched at the National Hardware Show, which I attended, this past week.  I can tell you that the response from the buying community was as favorable as hoped for and we believe, especially following the one-on-one discussions, that a program of this nature will stimulate program purchasing.

What I mean by program purchasing is multiple products in a department acknowledged for power failure solutions, as opposed to item buying.  Item buying will continue, particularly in seasonal periods, but our objective with the rebranding was to focus our approach and articulate a message to consumers that a department exists, and the response to it was nothing short of sensational.

Aimee:  Okay, you have alluded to a new account activity.  Can you be more specific as to what we can expect in the following months?

Stewart Wallach:  Well, we specifically talked about QVC in the Q1 webcast and we referenced it here again.  So, in addition to QVC, which is expected to air over the summer, we’re very pleased to announce that Lowe’s will also be featuring a first time Capstone product promotion in their stores very soon, by the end of Q2 in fact.

At this point, we are supplying most major retailers across several different channels.  We are now doubling our efforts to penetrate the remaining channels, which are predominantly drug and grocery.  Keep in mind, the volume per store for our category is less significant in these channels, but store counts represent a substantial growth opportunity for us.

Aimee:  Okay, do we have time for more?

Stewart Wallach:  We can take a couple more.

Aimee:   Okay, I noticed on the Capstone Industries website a new product called 10LED Wall Plate.  Is this currently available for sale?  And, can you provide an update?

Stewart Wallach:  This is probably going to be one of our most successful products.  The product was formally launched at the National Hardware Show.  The response exceeded our expectations and, in fact, we actually had one formal commitment, with several others waiting for follow up - follow up being getting samples and pricing back to them.

The early indicators suggest this may be our most successful product, certainly in unit sales as it crosses over the drug, grocery, hardware, home improvement, and mass market channels.  We’re very excited about this.

Aimee:  Okay, and it looks like there’s one more in the queue.  You recently announced an AmeriCares donation program at the National Hardware Show.  Can you enlighten us on this program and how it impacted your booth?

Stewart Wallach:  Yes, AmeriCares is a non-profit disaster relief and humanitarian aid organization, which provides immediate response to emergency medical needs and supports long term humanitarian assistance programs.  We selected this program because they align with our commitment to emergency preparedness and emergency disaster solutions.

All of our buyers and executive level management retailers were introduced to this initiative via an invitation to visit our booth.  The effort was recognized and very much appreciated by the industry.  As I said, our attendance was very strong and I believe this contributed to it…  Capstone will be making a $500 donation to AmeriCares, in conjunction with this hardware show invitation.

Anything else?

Aimee:   I think that’s it.

Stewart Wallach:  Do we have any other call-ins?

Operator:  As a final reminder, if you would like to ask a question, press star, one on your telephone at this time.  One moment, while we poll for any additional questions.  It appears we have no phone questions at this time.

Stewart Wallach:  All right.  I want to thank you all very much, once again, for your time.  We look forward to speaking to you in the not too distant future.  Thank you very much.

Operator:  Ladies and gentlemen, this does conclude today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation and have a wonderful day.